Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of Bon Natural Life Limited of our report dated February 9, 2024, except for Notes 2, 14, 15, 19, and 20, as to which the date is November 19, 2024, with respect to the consolidated balance sheets of Bon Natural Life Limited and its subsidiaries as of September 30, 2023 and 2022 and related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended September 30, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

November 19, 2024